UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2015

VIDEO DISPLAY CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	0-13394	58-1217564
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1868 Tucker Industrial Road

Tucker, Georgia 30084

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (770) 938-2080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On April 21, 2015, the Company received a notification letter from NASDAQ National Marketing stating that the Company was not in compliance with the NASDAQ listing rule 5250(f) for not paying certain fees required by the rule. The NASDAQ letter was issued in accordance with standard NASDAQ procedures.

The Company was facing delisting on May 12, 2015 for failure to be in compliance with the NASDAQ listing rule requiring the securities to maintain a minimum value of $5.0 million MVPHS (market value of publicly held shares) for a ten consecutive day period.

Video Display Corporation is unable to maintain its listing on the NASDAQ National Market due to the total market capitalization of its publicly traded (non-insider) common shares outstanding being less than the $5.0 million required for continued listing. Due to the delisting notification by NASDAQ of Company’s failure to maintain that value level, the Company voluntarily determined not to make the payment of the required NASDAQ $40,000 annual fee for the 2015 calendar year. Trading on the NASDAQ National Market will be suspended prior to the opening on April 30, 2015, or such earlier date as either the Company commences trading in another securities marketplace or there is a material adverse development. Video Display Corporation anticipates that it will continue to remain a publicly traded company and file required reports with the Securities and Exchange Commission.

The Company has applied to the OTCQX U.S. Premier market and intends to trade on this platform when its application has been accepted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2015	VIDEO DISPLAY CORPORATION

	By:	/s/ Ronald D. Ordway
Ronald D. Ordway
Chief Executive Officer